EX.99.CODE ETH

THE AEGIS FUNDS

CODE OF ETHICS

May 15, 1998
(Last revised Jun 9, 2025)

This Code of Ethics has been adopted by the Board of Trustees of The Aegis Funds (the “Trust”). This Code of Ethics is intended to comply with Rule 17j-1 of the Investment Company Act of 1940 (the “Act”) as amended.

Rule 17j-1(b) of the Act makes it unlawful for any Trustee or employee of The Aegis Funds and its series (each a “Fund” and collectively the “Funds”), or its investment adviser, Aegis Financial Corporation (the “Adviser,” “AFC”), in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Fund:

1. To employ any device, scheme or artifice to defraud a Fund;

2. To make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

4. To engage in any manipulative practice with respect to a Fund.

A. Definitions

As used in this Code, the following terms have the following meanings:

“Access Person” means:

(i) Any Trustee or Advisory Person, as defined in this section, of a Fund or the Adviser thereof;

(ii) With respect to a principal underwriter, any Director, Officer or General Partner of such principal underwriter who in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of securities for a Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of securities.

(iii) Notwithstanding the provisions of paragraph A(ii), where the Adviser is primarily engaged in a business or businesses other than advising a Fund or other advisory clients, the term “Access Person” shall mean: any Director, Officer, General Partner or Advisory Person of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Fund; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any Fund.

(iv) The Adviser is “primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients” when, for each of its most recent three fiscal year or for the period of time since its organization, whichever is lesser, the Adviser derived, on an unconsolidated basis, more than 50 percent of (A) its total sales and revenues, and (B) its income before income taxes and extraordinary items from such other business or businesses.

“Advisory Person” of a Fund or the Adviser thereof means:

(i) Any employee of a Fund or Adviser (or of any company in a Control relationship to a Fund or Adviser) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of Covered Securities (as defined below) by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a Control relationship to a Fund or Adviser who obtains information concerning recommendations made to such company with regard to the purchase or sale of Covered Securities by a Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” generally means having a direct or indirect pecuniary interest in a security other than the receipt of an advisory fee and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934.

“Chief Compliance Officer” and “CCO” means the Chief Compliance Officer of AFC or other designated person in case of reports submitted by the CCO and transactions or activities by the CCO.

“Control” shall have the same meaning as set forth in Section 2(a)(9) of the Act. This includes the power to exercise a controlling influence over the management or policies of an account or entity.

“Covered Security” means any security as defined in Section 2(a)(36) of the Act, except that it does not include (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) and shares issued by open-end registered investment companies that are not managed by AFC.

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“Investment Personnel” shall mean:

(i) Any employee of a Fund or the Adviser (or of any company in a Control relationship to a Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and

(ii) Any natural person who controls a Fund or the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

“Security Held or to be Acquired” by a Fund means any Covered Security which, within the most recent 15 days, either is or has been held by a Fund; or is being or has been considered by a Fund or the Adviser for purchase by a Fund. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

B. Requirements

An Access Person shall:

1. Not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above, and shall act with integrity, competence and in an ethical manner when dealing with a Fund, its shareholders, prospective shareholders, Trustees and other affiliated persons, and the public.

2. Use reasonable care and exercise professional judgment in all actions affecting a Fund.

3. Maintain general knowledge of and comply with all applicable federal and state laws, rules and regulations governing a Fund’s activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

4. Not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act which reflects adversely on their honesty, trustworthiness, or professional competence.

5. Respect and maintain the confidentiality of information regarding the operations of the Funds, their securities transactions and potential transactions, their portfolio strategies, or any other matters within the bounds of fiduciary duty. Confidentiality is not required for any information which represents an illegal activity as mentioned in item 3.

6. Disclose any personal or beneficial ownership of securities, or any other potential conflict of interest, that could reasonably be expected to interfere with their fiduciary duty to a Fund or their ability to make objective and unbiased recommendations or decisions regarding the operations of a Fund.

7. To the extent applicable to the duties of such person, exercise diligence and thoroughness in securities research and in the making of investment recommendations and decisions; and maintain appropriate records to support the reasonableness of such recommendations and decisions.

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8. Use particular care in determining applicable fiduciary duty; and comply with such duty to a Fund and its shareholders. “Access Persons” and “Advisory Persons” must act for the benefit of a Fund and its shareholders and place those interests before their own.

9. To the extent applicable to the duties of such person, deal fairly and objectively with a Fund and its associated persons when disseminating investment recommendations, disseminating material changes in recommendations, and taking investment action.

10. Refrain from any misrepresentations or factual omissions that could affect investment decisions or other operating decisions of a Fund or its shareholders.

11. Be aware of the defined scope of material nonpublic information related to the value of a security. Avoid any trading or causing any other party to trade in that security if such trading would breach a fiduciary duty or if the information was misappropriated or relates to a material corporate event.

12. To the extent applicable to the duties of such person, use proper judgment and diligence in calculating the investment performance of a Fund. Ensure that transactions are properly recorded and that portfolio pricing is accurate. Disclose promptly and correct any errors in a Fund’s NAV calculation.

13. Comply on a timely basis with the reporting requirements of Rule 17j-1 of the Act as described in section (c) of the Rule.

C. Activity Restrictions

1. Pre-approval of certain IPOs/Limited Offerings: Investment Personnel are required to obtain written approval from the CCO before directly or indirectly acquiring beneficial ownership of any security in an initial public offering (IPO) (as defined in Rule 17j-1(a)(6)) or in a limited offering (as defined in Rule 17j-1(a)(8)) (e.g., interest in a private fund). Such approval shall be documented on Exhibit B: Personal Trading Request and Authorization Form.

2. Investment Personnel must not accept gifts in excess of limits contained in Rule 3220 of the Conduct Rules of FINRA from any entity doing business with a Fund or Adviser.

3. Investment Personnel shall not serve on the Boards of Directors/Trustees of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest. A Form of Report on Outside Business Activities is attached as Exhibit F.

D. Reporting and Recordkeeping

To enable a Fund and the Adviser to determine with reasonable assurance whether the provisions of Rule 17j-1(b) and this Code are being observed by their Access Persons:

1. Every Access Person shall report to the Fund or the Adviser on the form attached hereto as Exhibit C an initial and annual statement of holdings in any Covered Securities in which such

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Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. The Access Person shall also report any investment accounts in which the Access Person has any direct or indirect beneficial ownership. Such reports shall be submitted not later than ten (10) days after becoming an Access Person and not later than thirty (30) days after the end of each calendar year. The CCO shall provide the reports to the Adviser’s Controller for review. A Trustee who is not an “interested person” of a Fund or the Adviser within the meaning of Section 2(a)(19) of the Act (“Disinterested Trustee”), and who would be required to make a report described in item D(1) solely by reason of being a Trustee of a Fund, shall not be required to make such reports under this item D(1).

2. Every Access Person shall report to the CCO (or the Adviser’s Controller, with respect to the CCO’s reports) on the form attached hereto as Exhibit D any transactions in Covered Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security as described in item D(1) above. Every report shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction was effected, and shall contain at a minimum:

(i) The date of the transaction, title and number of shares, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date and the principal amount of the security involved;

(ii) The nature of the transaction (purchase, sale, exchange, gift, etc.);

(iii) The price at which the transaction was effected

(iv) The name of the broker, dealer or bank through whom the transaction was effected.

(v) The date that the report was submitted.

3. No person shall be required to make a report as described in Item D(1) and Item D(2) above if:

(i) The transaction is effected for any account over which such person does not have any direct or indirect influence or control or in which the person has no “pecuniary interest” as such term is defined in the rules of Section 16 of the Securities Exchange Act of 1934;

(ii) Such person is a Disinterested Trustee, and would be required to make a report solely by reason of being a Trustee of a Fund; except where such Trustee knew or should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Trustee, such Covered Security is or was purchased or sold by a Fund or such purchase or sale was considered by a Fund or its Adviser. In such cases, the Trustee shall submit a report in the form attached hereto as Exhibit A to the CCO not later than ten (10) days after the end of each calendar quarter with respect to any Covered Security.

(iii) Where a report to the CCO pursuant to this Code would duplicate information provided to the Adviser pursuant to its Code and is recorded pursuant to Rules 204-2(a)(12) or 204-2(1)(13) under the Act; or

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(iv) The purchases or sales are non-volitional on the part of either the Access Person or a Fund, are part of an Automatic Investment Plan, or are an exercise of rights issued by an issuer pro rata to all holders of a class of its securities; provided, however, that this clause (iv) applies only to the transaction reporting requirements of item D(2).

4. Each Access Person, (other than a Disinterested Trustee exempt from the reporting requirements under item D(1) or D(3)) shall instruct any broker-dealer, custodian, or other financial institution that maintains a brokerage or other account holding Covered Securities in which the person has direct or indirect beneficial ownership to provide duplicate trade confirmations and periodic account statements directly to the CCO (or the Adviser’s Controller, in the case of the CCO’s accounts). Duplicate trade confirmations are not required for any such account where (a) the periodic statement includes all required details about Covered Securities transactions, including security name, trade date, number of shares, price, and executing broker, and (b) copies of periodic statements with respect to the account are received by the CCO no later than 30 days after each calendar quarter. In addition, duplicate statements and trade confirmations are not required for any such account where the Adviser has direct access to such person’s periodic statements and trade confirmations.

5. A Fund and its Adviser shall identify all Access Persons who are under a duty to make such reports and the CCO shall inform such persons of such duty and deliver to such person a copy of this Code. After reading the Code, each Access Person shall make the certification contained in Exhibit E. Each Access Person will also be required to make the certification in Exhibit E each year he or she is an Access Person within thirty (30) days after the end of each calendar year. Each Disinterested Trustee shall provide the CCO quarterly the certification in Exhibit G.

6. A Fund and its Adviser shall, at their principal place of business, maintain records in the manner and to the extent set forth below or in the manner required by Rule 17j-1, and make such records available to the Securities and Exchange Commission or any representative thereof at any time for examination.

(i) A copy of each code of ethics which is, or at any time in the past five years has been, in effect shall be preserved in an easily accessible place;

(ii) A record of any violation of such code of ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(iii) A record of all written acknowledgments by persons supervised currently or within the past five years by the Adviser of such persons’ receipt of the Code and any amendments.

(iv) A copy of each report made by an Access Person pursuant to this code of ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(v) A record of any decision and the reasons supporting the decision, to approve the acquisition of securities by Investment Personnel in an initial public offering or limited offering;

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(vi) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place. Note: The same Exhibit B,C,D,E and F forms are to be used for the reporting required by this Code (the Funds’ Code) and the AFC Code. Exhibit A and G, however, only apply to the Funds’ Code.

E. Review of Reports

Each report required to be submitted under this Code will be promptly reviewed by the CCO (or the Adviser’s Controller, with respect to the CCO’s reports) when submitted. All personnel are required to promptly report any violation or potential violation of the Code to the CCO within five business days of its discovery. The CCO will investigate any such violation or potential violation and report to the Board of Trustees of a Fund with a recommendation of appropriate action to be taken to cure the violation and prevent future violations. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

F. Reports to the Board of Trustees

1. At least annually, the CCO shall submit to the Board of Trustees a written report (i) describing any issues arising under the Code since the last report to the Board, including but not limited to information about material violations of the Code and sanctions imposed in response to the material violations, and (ii) certifying that the Trust or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2. The Board shall consider reports made to it pursuant to items E and F(1) and determine what sanctions, if any, in addition to any forfeitures of gains, should be imposed for the material violations reported. Sanctions may include written sanction, suspension, or termination of employment of the violator. The Board shall also consider whether it is appropriate for any forfeitures to be paid to the respective Fund(s) or to a designated charity.

3. The Board of Trustees shall review this Code and the operation of these policies at least once a year.

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Exhibit A

The Aegis Funds

QUARTERLY SECURITIES TRANSACTION REPORT FOR

DISINTERESTED TRUSTEES

For the calendar quarter ended

[INSERT DATE]

This form must be completed by Disinterested Trustees within
10 days of the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Covered Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics by reason of the fact that I knew at the time of the transaction, or in the ordinary course of fulfilling my official duties as a Trustee, should have known that, during the 15-day period immediately before or after the date of the Covered Securities transaction, a Fund purchased or sold the Covered Security, or a Fund or the Adviser considered purchasing or selling the Covered Security.

SECURITY	TRANSACTION DATE	NO. OF SHARES	PURCHASE, SALE OR OTHER

This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered Securities listed above.

Dated:	Signature:
A-1

Exhibit B

The Aegis Funds
And
Aegis Financial Corporation

PERSONAL TRADING REQUEST AND AUTHORIZATION FORM

Name:
Person on Whose Behalf Trade is Being Done (if different):
Broker:
Brokerage Account Number:
Covered Security Description:
Ticker Symbol:
Number of Shares or Units:	Buy ____	Sell ____
Price per Share or Unit:
Approximate Total Price:

I HEREBY CERTIFY THAT ALL OF THE FOLLOWING INFORMATION IS TRUE AND COMPLETE: To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.

Signature	Date

When signed and dated by the Chief Compliance Officer, after consultation with the appropriate Portfolio Manager, this authorization is approved for this transaction only and is effective for 30 days from the time written below unless you are notified otherwise. A record of this transaction will be kept by the Chief Compliance Officer in confidential files.

a.m. p.m.
Chief Compliance Officer	Date	Time

This form must be maintained for at least five years after the end of the fiscal year in which approval is granted.

B-1

Exhibit C

The Aegis Funds
And
Aegis Financial Corporation

INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT

This form must be completed by each Access Person (unless exempt from reporting) within 10 days of becoming an Access Person and within 30 days after the end of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

SECURITY	NO. OF SHARES	PRINCIPAL AMOUNT	BROKER OR BANK

The chart above (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Covered Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers or banks:

Dated:	Signature:

* The information contained in this report in the case of an Initial Holdings Report must be current as of a date that is no more than 45 days prior to the date you became an Access Person. In the case of an Annual Holdings Report, the information contained in this report must be current as of a date no more than 45 days before the report was submitted.

C-1

Exhibit D

The Aegis Funds
And
Aegis Financial Corporation

QUARTERLY BROKERAGE ACCOUNT REPORT

For the calendar quarter ended

[INSERT DATE]

This form must be completed by each Access Person (unless exempt from reporting) within 30 days of the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Covered Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:

SECURITY	TRANSACTION DATE	NO. OF SHARES	PURCHASE, SALE OR OTHER

This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered Securities listed above.

[ ] During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Covered Securities) were held during such quarter for my direct or indirect benefit.

OR

[ ] During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Covered Securities) were held for my direct or indirect benefit:

NAME OF BROKER OR BANK	DATE ACCOUNT ESTABLISHED
Dated:	Signature:
D-1

Exhibit E

The Aegis Funds
And
Aegis Financial Corporation

CERTIFICATION OF COMPLIANCE

This form must be completed by each Access Person within
10 days of becoming an Access Person and within 30 days after the end of each calendar year thereafter.

I hereby acknowledge receipt of the Code of Ethics (the “Code”) applicable to The Aegis Funds and its series (each a “Fund” and collectively the “Funds”) and its investment adviser, Aegis Financial Corporation. I hereby certify that I (i) recently have read/re-read the Code (including any updates thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:

Signature:

Date:
E-1

Exhibit F

The Aegis Funds

And

Aegis Financial Corporation

report on outside business activities for investment personnel

Investment Personnel are not permitted to serve on the board of directors/trustees of any publicly traded companies, or in any similar capacity, without prior written authorization from the Compliance Officer.

Pursuant to the Code, Investment Personnel are required to submit to the Compliance Officer a description of any business activities outside of the Adviser in which he or she has a significant role, including all board of directors seats or offices. Please describe outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed by such publicly traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity and if no family members are employed by a publicly traded company, please check the following box: [_]

Date:	Signature:

Print Name:
F-1

Exhibit G

The Aegis Funds

QUARTERLY DISINTERESTED TRUSTEE CODE CERTIFICATION

For the calendar quarter ended

[INSERT DATE]

By signing below, I represent, warrant, and agree that:

(1) I have read, understood and agree to comply with the Code of Ethics of The Aegis Funds amended through the date thereof (the “Code”); and

(2) For the quarterly period ended [_______], 20__, I have not knowingly engaged in personal securities transactions that would require reporting pursuant to the Code and Rule 17j-1 under the 1940 Act.

Name:
Date:

Acknowledgment:

Name:
Title:
Date:

SK 23261 0002 6495621

G-1